Exhibit 7

CONSOLIDATED BALANCE SHEET	Citigroup Inc. and Subsidiaries

	December 31,
In millions of dollars	2023	2022
Assets
Cash and due from banks (including segregated cash and other deposits)	$27,342	$30,577
Deposits with banks, net of allowance	233,590	311,448
Securities borrowed and purchased under agreements to resell (including $206,059 and $239,527 as of December 31, 2023 and 2022, respectively, at fair value), net of allowance	345,700	365,401
Brokerage receivables, net of allowance	53,915	54,192
Trading account assets (including $197,156 and $133,535 pledged to creditors at December 31, 2023 and 2022, respectively)	411,756	334,114
Investments:
Available-for-sale debt securities (including $11,868 and $10,933 pledged to creditors as of December 31, 2023 and 2022, respectively)	256,936	249,679
Held-to-maturity debt securities, net of allowance (fair value of which is $235,001 and $243,648 as of December 31, 2023 and 2022, respectively) (includes $71 and $0 pledged to creditors as of December 31, 2023 and 2022, respectively)	254,247	268,863
Equity securities (including $766 and $895 as of December 31, 2023 and 2022, respectively, at fair value)	7,902	8,040
Total investments	$519,085	$526,582
Loans:
Consumer (including $313 and $237 as of December 31, 2023 and 2022, respectively, at fair value)	389,197	368,067
Corporate (including $7,281 and $5,123 as of December 31, 2023 and 2022, respectively, at fair value)	300,165	289,154
Loans, net of unearned income	$689,362	$657,221
Allowance for credit losses on loans (ACLL)	(18,145)	(16,974)
Total loans, net	$671,217	$640,247
Goodwill	20,098	19,691
Intangible assets (including MSRs of $691 and $665 as of December 31, 2023 and 2022, respectively)	4,421	4,428
Premises and equipment, net of depreciation and amortization	28,747	26,253
Other assets (including $12,290 and $10,658 as of December 31, 2023 and 2022, respectively, at fair value), net of allowance	95,963	103,743
Total assets	$2,411,834	$2,416,676

Statement continues on the next page.

CONSOLIDATED BALANCE SHEET	Citigroup Inc. and Subsidiaries

(Continued)

	December 31,
In millions of dollars, except shares and per share amounts	2023	2022
Liabilities
Deposits (including $2,440 and $1,875 as of December 31, 2023 and 2022, respectively, at fair value)	$1,308,681	$1,365,954
Securities loaned and sold under agreements to repurchase (including $62,485 and $70,886 as of December 31, 2023 and 2022, respectively, at fair value)	278,107	202,444
Brokerage payables (including $4,321 and $4,439 as of December 31, 2023 and 2022, respectively, at fair value)	63,539	69,218
Trading account liabilities	155,345	170,647
Short-term borrowings (including $6,545 and $6,222 as of December 31, 2023 and 2022, respectively, at fair value)	37,457	47,096
Long-term debt (including $116,338 and $105,995 as of December 31, 2023 and 2022, respectively, at fair value)	286,619	271,606
Other liabilities, plus allowances	75,835	87,873
Total liabilities	$2,205,583	$2,214,838
Stockholders’ equity
Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares: as of December 31, 2023 —704,000 and as of December 31, 2022—759,800, at aggregate liquidation value	$17,600	$18,995
Common stock ($0.01 par value; authorized shares: 6 billion), issued shares: as of December 31, 2023 —3,099,691,704 and as of December 31, 2022—3,099,669,424	31	31
Additional paid-in capital	108,955	108,458
Retained earnings	198,905	194,734
Treasury stock, at cost: December 31, 2023—1,196,577,865 shares and December 31, 2022—1,162,682,999 shares	(75,238)	(73,967)
Accumulated other comprehensive income (loss) (AOCI)	(44,800)	(47,062)
Total Citigroup stockholders’ equity	$205,453	$201,189
Noncontrolling interests	798	649
Total equity	$206,251	$201,838
Total liabilities and equity	$2,411,834	$2,416,676

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.